Exhibit 99.2
June 13, 2019

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports May 2019 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported May operational results on a consolidated basis, for its mainline operations operated by subsidiary Alaska Airlines, Inc. (Alaska) and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines, a subsidiary of Ravn Air.

AIR GROUP
On a combined basis for all operations, Air Group reported a 1.0 percent increase in traffic on a 0.7 percent increase in capacity compared to May 2018. Load factor increased 0.3 pts to 85.7 percent.

The following table shows the operational results for May and year-to-date compared to the prior-year periods:

	May			Year-to-Date
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	4,028	4,042	(0.3)%	18,237	18,370	(0.7)%
Revenue passenger miles RPM (000,000) "traffic"	4,884	4,835	1.0%	21,951	21,837	0.5%
Available seat miles ASM (000,000) "capacity"	5,702	5,660	0.7%	26,663	26,597	0.2%
Passenger load factor	85.7%	85.4%	0.3 pts	82.3%	82.1%	0.2 pts

MAINLINE
Mainline reported flat traffic on a 0.3 percent decrease in capacity compared to May 2018. Load factor increased 0.3 pts to 86.1 percent. Mainline also reported 82.7 percent of its flights arrived on time in May 2019, compared to 81.8 percent reported in May 2018.

The following table shows mainline operational results for May and year-to-date compared to the prior-year periods:

	May			Year-to-Date
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	3,076	3,162	(2.7)%	13,834	14,398	(3.9)%
RPMs (000,000)	4,402	4,403	—%	19,738	19,966	(1.1)%
ASMs (000,000)	5,115	5,132	(0.3)%	23,880	24,188	(1.3)%
Passenger load factor	86.1%	85.8%	0.3 pts	82.7%	82.5%	0.2 pts
On-time arrivals as reported to U.S. DOT	82.7%	81.8%	0.9 pts	79.5%	83.6%	(4.1) pts

REGIONAL
Regional traffic increased 11.6 percent on an 11.2 percent increase in capacity compared to May 2018. Load factor increased 0.3 points to 82.1 percent. Alaska's regional partners also reported 88.2 percent of flights arrived on time in May 2019, compared to 87.8 percent in May 2018.

The following table shows regional operational results for May and year-to-date compared to the prior-year periods:

	May			Year-to-Date
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	952	880	8.2%	4,403	3,972	10.9%
RPMs (000,000)	482	432	11.6%	2,213	1,871	18.3%
ASMs (000,000)	587	528	11.2%	2,783	2,409	15.5%
Passenger load factor	82.1%	81.8%	0.3 pts	79.5%	77.7%	1.8 pts
On-time arrivals as reported to U.S. DOT	88.2%	87.8%	0.4 pts	81.6%	86.4%	(4.8) pts

Alaska Airlines and its regional partners fly 46 million guests a year to more than 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked "Highest in Customer Satisfaction Among Traditional Carriers in North America" in the J.D. Power North America Airline Satisfaction Study for 12 consecutive years from 2008 to 2019. Learn about Alaska's award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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